UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Michael J. Driscoll, Ed.D Ethan C. Elzen Lisa Narrell-Mead
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1: On April 20, 2020, Driver issued the following press release:

Driver Management Mails Letter to First United Shareholders, Detailing the Case for Board-Level Change at the Upcoming 2020 Annual Meeting

Believes Carissa Rodeheaver, First United’s Chairman and CEO, and the Legacy Directors Have Clearly Failed to Deliver Enduring Value for Shareholders

Highlights the Board’s History of Poor Judgement and Reckless Decisions, Which Led First United to Accept a Government Bailout and Cut Its Dividend For Years Following the 2008-09 Financial Crisis

Encourages Investors to See Through the Undignified, Low-Road Smear Campaign that Ms. Rodeheaver Has Seemingly Sanctioned Against Driver in Response to Our Efforts to Enhance Value For All Shareholders

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Driver’s Slate of Three Highly-Qualified, Independent Directors with Banking Sector Experience to the Eleven-Member Board

NEW YORK--(BUSINESS WIRE)--Driver Management Company LLC (“Driver”), the manager of an investment partnership that holds more than 5% of the outstanding shares of First United Corporation (“First United” or the “Company”) (NASDAQ: FUNC), has sent a letter to shareholders regarding its nomination of three candidates for election to First United’s Board of Directors (the “Board”) at the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) on June 11, 2020. Visit www.RenovateMyBank.com to read the letter and obtain information about how to vote for change on the WHITE Proxy Card.

Abbott Cooper, Driver’s founder and managing member, commented:

“Our letter to First United’s shareholders should be an eye-opener and make clear once and for all that the current Board is ill-equipped to steward our capital. For too long, First United’s boardroom has been marred by cronyism, poor decisions, self-dealing and waste at shareholders’ expense. This is why we believe Ms. Rodeheaver’s regime has failed to produce enduring value and is now trying to distract from reality by attacking Driver, which has spent the past year championing logical actions that could have de-risked shareholders from a dismal Board and led to meaningful value creation.

Fortunately, shareholders have an opportunity at the 2020 Annual Meeting on June 11, 2020 to add sound judgement and necessary oversight to the Board by electing our three highly-qualified, independent nominees, each of whom have no connection to Driver. This is an opportunity to elect three new directors to an underperforming, conflicted eleven-member Board. You can help ensure shareholders have a voice in First United’s future, so that history is not repeated coming out of the current crisis created by COVID-19.”

***

If you have questions about First United’s campaign of obfuscation (funded by shareholder resources), please review our informative Q&A.

About Driver Management

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value.

Contacts

Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: Also on April 20, 2020, Driver issued the following letter to shareholders of the Company:

April 20, 2020

Dear Fellow Shareholders,

In Uncertain Times, a Board’s Judgement, Accountability and Alignment with Shareholders Matter

We are all facing uncertain times right now and there is no clear playbook for the path forward, which is why good judgment is paramount. Using the Global Financial Crisis and ensuing Great Recession as a reference point, we believe it is clear that First United’s current leadership lacks the judgment that is needed to preserve shareholder value during the current economic downturn and increase shareholder value once the immediate crisis passes.

Carissa Rodeheaver, Chairman and Chief Executive Officer, and a majority of First United’s Board of Directors (the “Board”), Kathryn Burkey, John McCullough, Elaine McDonald, Gary Ruddell, Robert Rudy and Andrew Walls (together, the “Legacy Directors”), are the same individuals that put shareholders at risk during the last economic downturn and then caused First United to stagnate for years afterwards. Do not be fooled by First United’s misleading presentation of its past performance or its low-road distraction campaign that involves misrepresenting our efforts to enhance value for all shareholders.

Driver Management Company (together with its affiliates, “Driver” or “we”) is the largest shareholder of First United Corporation (“First United” or the “Company”), owning more than 5% of the outstanding shares. We own more shares than the entire eleven-person Board and bloated management team of First United combined. Our interests are therefore aligned with ALL shareholders. To help introduce the concept of good judgement into the boardroom and, in turn, avoid a repeat of history, we have nominated three highly-qualified and independent individuals – Michael J. Driscoll, Ed.D, Ethan C. Elzen and Lisa Narrell-Mead – for election to First United’s eleven-member Board at the Company’s 2020 Annual Meeting of Shareholders on June 11, 2020 (the “2020 Annual Meeting”).

Source: S&P Global Market Intelligence.

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

Hollow posturing notwithstanding, Ms. Rodeheaver and the Legacy Directors’ record of value creation is singularly uninspiring. Since 2006, when Ms. Rodeheaver became an executive officer, First United has grown tangible book value per share (“TBVPS”) – an objective measure of value creation free from the impact of stock market gyrations—at a cumulative annual growth rate of just 1.35%, less than a third of the rate of TBVPS growth at First United’s Proxy Peers.1 After taking dividends paid into account, First United grew TBVPS at a cumulative annual rate of only 1.14%, a quarter of the growth rate at First United’s Proxy Peers. Driver believes that Ms. Rodeheaver and the Legacy Directors have an indisputable history of putting First United shareholders at undue risk, being responsible for the actions that ultimately led regulators to force First United to suspend its dividend for almost eight years and overseeing a 14-year period of dismal total shareholder returns (“TSR”).

We believe shareholders have a risk-free vote at the 2020 Annual Meeting: our three strong-pedigreed nominees are independent from First United’s deep-rooted and shockingly interconnected Board – a Board that has put shareholders at risk while failing to deliver sustainable long-term value. Driver believes that the facts speak for themselves: First United shareholders have suffered for far too long and the last thing they should want is a repeat of history. That is why we are asking that you vote on the enclosed WHITE Proxy Card today to elect a slate of individuals who will challenge the existing status quo and champion your interests as fellow shareholders to improve the Board and our bank. If you have already voted using First United’s blue proxy card, a later dated WHITE Proxy Card will revoke that vote. Only your latest dated card counts.

Before the Last Crisis That Ensued in 2008-2009, First United’s Board Rebuffed Shareholders’ Requests to Explore a Combination with a More Stable and Well-Capitalized Bank

In 2006, over the strenuous objections of the Board,2 a shareholder (the “Proposing Shareholder”) was able to include a proposal (the “Sale Proposal”) in the Company’s proxy statement requesting the Board “seek to improve shareholder value by sale or merger of [First United] to another institution.”3 The rationale for the Sale Proposal was that First United was a “small fish in a small pond” and would experience “slow” and “stagnant” growth in the future. This was a FORESHADOWING ALERT.

In adamantly recommending shareholders vote against the Sale Proposal, First United’s Legacy Directors – including John McCullough, who Driver is seeking to replace – took the curious position that “neither the Board nor [the Proposing Shareholder] has the ability to predict the future, and the Board believes that any asserting by the [Proposing Shareholder] to the contrary is irresponsible.” However, as events later demonstrated, the Proposing Shareholder demonstrated sound judgement in predicting the (at least immediate) future. Unfortunately for shareholders, the Proposing Shareholder hit the nail on the head when predicting that First United would suffer from “slow” and “stagnant” growth, since, as the Board later explained, it was the “slow and stagnant growth” in its core markets that led to adopting the strategies that would ultimately destroy millions of dollars in shareholder value.

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

Immediately Prior to the Last Crisis, due to “Slow and Stagnant” Earnings Growth, First United’s Board Embraced a Series of Risky Strategies

Immediately prior to the Financial Crisis, First United made disastrous changes in strategy with horrific results, including:

•	Loading up on pooled trust preferred securities,[4] despite later claiming that First United “was not sophisticated” and “had no expertise” with respect to pooled trust preferred securities;[5]
•	Expanding purchases of out of market loan participations, primarily involving the hotel industry;[6] and
•	Increasing its concentration of land acquisition and development loans.[7]

As a result of these and other actions approved by the Legacy Directors, shareholders lost $12.8 million in 2009 and $11.8 million in 2010. It is also important to remember that despite First United’s constant claims that its focus was to serve community-oriented business owners,8 these strategies approved by the Board were designed for one purpose only: to boost earnings as growth within core markets had become “slow and stagnant.”9

First United’s Current Chairman, Carissa Rodeheaver, Remained Oblivious to Obvious Impending Dangers

At First United’s 2008 Annual Meeting, Ms. Rodeheaver famously said:

Well, during 2007, I reminded myself many times to play the glad game. During the year, the banking industry faced compressing margins, intense competition for retail deposits, an economic downturn, a decline of one percent in the Fed Funds rate and a crumbling housing market. Kind of hard to find much good in this picture isn’t it? But, as I thought about what I would present to you today, I couldn’t help but think of all of the things that we as owners of First United Corporation have to be glad about. Aren’t you glad that in spite of all of the financial obstacles, we had yet another profitable year for our company? Aren’t you glad that we continue to see steady, profitable growth in our assets? Because of this profitability, aren’t you glad that we continued to pay a healthy dividend to our shareholders? How about this, aren’t you glad we weren’t part of the sub-prime housing crisis experienced by many banks in 2007?10

Unfortunately, Ms. Rodeheaver didn’t realize until it was too late just how exposed First United was (through the pooled trust preferred securities that she was in charge of buying) to the very banks that she glibly dismissed in her “glad game” speech.11

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

The Board Refused to Accept the Blame for Value-Destructive Decisions

Instead of owning up to the fact that its bad decisions resulted in the destruction of shareholder value, First United blamed rating agencies12 and accounting rules13 for the losses incurred by investing in risky securities14 and anyone else they could think of15 for its failure to adequately assess the risk of participation loans.

The Board Demonstrated Poor Judgement in Responding to the Financial Crisis

Despite losing $12.8 million in 2009, leaving its ratio of tangible common equity to tangible equity at mere 3.22% as of December 31, 2009,16 First United paid out approximately $4.3 million in dividends, depleting shareholders’ capital as credit issues intensified. First United paid out an additional $184.7 thousand in dividends in 2010, despite recording a loss of $11.76 million for the year, until regulators stepped in to force First United to suspend all dividends in order to preserve capital.17

As evidence of First United’s poor decisions prior to and during the Financial Crisis, First United’s Texas Ratio, a commonly used metric to identify financial institutions at the greatest risk of failure,18 began to rise. By September 30, 2009, First United’s Texas Ratio had jumped to 98.82%19 -- dangerously close to the point at which failure is probable.20

Instead of immediately raising common equity to serve as a buffer for potential losses like many banks, however, in December 2009, First United issued expensive trust preferred,21 a type of capital viewed by regulators as inferior to common equity,22 apparently to avoid attracting the type of shareholders who would hold the Board accountable for poor performance and bad judgement.23 Within a year of issuing the trust preferred, First United was forced by its regulators to suspend dividend payments on the trust preferred,24 which were not resumed until 2014.25 Ultimately, First United was not able to resume paying dividends on its common stock until 2018, after it had redeemed all of the trust preferred stock issued in 2009.26

First United Was One of the Last Banks to Fully Repay the Government “Bailout” it Needed

First United accepted a $30 million investment in the form of preferred stock (the “TARP Preferred”), as part of the Troubled Asset Relief Program initiated by the U.S. Treasury in early 2009.27 Despite First United’s many claims to the contrary,28 the U.S. Treasury’s investment in First United was a bailout.29 By the end of 2010, the Board of Governors of the Federal Reserve Board (the “FRB”) had forced First United to cease paying dividends to the U.S. Treasury in order to preserve capital. Again, First United sought to hide facts from its shareholders, falsely claiming that First United had “elected” to defer dividends “at the request of” the FRB30 despite the fact that First United was subject to a regulatory order with the FRB, as well as federal and state regulators, prohibiting the payment of any dividends without prior approval.31

Because First United missed six quarterly dividend payments on the TARP Preferred, by 2013, the U.S. Treasury had the right to elect two directors to the Board.32 First United was not able to resume payments on the TARP Preferred until April 23, 2014.33 In early 2014, the dividend rate on the TARP Preferred increased from 5% to 9%. Rather than continue to hold its investment until some uncertain time in the future, when First United might be financially sound enough to repay it, the U.S. Treasury auctioned off the TARP Preferred to private investors in November 2014.34

Ultimately, First United did not fully repay the TARP Preferred Stock that was originally issued to the U.S. Treasury in 2009 until 2017, after 97.5% of the total amount of capital issued under the Capital Purchase Program had been repaid.

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

The Board Did Not Learn From Its Mistakes

Despite the losses incurred during the last Financial Crisis, First United kept making large participation loans, like the $8 million “participation development loan” placed on non-accrual in 2019. First United continues to emphasize land acquisition and development lending despite the issues experienced during the Great Recession,35 with such loans making up 11% of its current loan portfolio. First United’s loan underwriting also continues to lag peers, as non-performing assets to total assets36 as of December 31, 2019 was 56% higher than that for the SNL U.S. Bank $1B-$5B index.

The Board Approved a Vanity Project to Rebrand and Renovate Branches Without Regard to the Return on Shareholders’ Investment

Perhaps the signature accomplishment of Ms. Rodeheaver’s tenure as Chairman and CEO has been an extensive campaign to rebrand First United and renovate its branch network.37 While nobody could have predicted the onset of COVID-19 and the impact that new realities such as social distancing will bring to modern commerce, the trend away from branch networks has been a fact of life for years.38 Despite Driver’s repeated requests, Ms. Rodeheaver has declined to disclose any information about this massive investment of shareholders’ capital including: (i) cost (actual and budgeted), (ii) expected and actual return on investment (and how it is measured); and (iii) potential alternative uses for shareholders’ capital.

Once Again, Before the Current Crisis, First United Refused Shareholders’ Requests to Explore a Combination with a More Stable and Better Capitalized Bank

Driver first began publicly calling for a sale in March 2019 and in August 2019 provided the Board with a detailed analysis, advising that shareholders could receive $26-32 per share in a sale.39 At that time, the Board refused to meet with Driver or discuss the possibility of a sale. Two other shareholders also publicly called for First United to explore a sale, as illustrated in the chart below:

Source: First United Corporation (NYSE: FUNC); Bloomberg.

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

First United’s response began with vague banalities,40 continued to absurd pronouncements41 and ended with a bizarre, detail-free press release trumpeting that First United – at shareholders’ expense – had hired two separate financial advisors to conduct three “strategic reviews” over eight months, all of which conveniently arrived at the same conclusion that Ms. Rodeheaver and the Legacy Directors reached when confronting the same issue in 2006: “executing on [First United’s] current strategy [of remaining independent], rather than pursuing a sale, is in the best interest of [First United’s] stakeholders.”42

It’s Time to End the Cycle of Bad Judgement by Breaking the Hold of Ms. Rodeheaver and the Legacy Directors

As First United’s Chief Financial Officer prior to and during the last Financial Crisis, Ms. Rodeheaver was intimately involved in formulating and implementing a series of objectively bad decisions – decisions that the Legacy Directors all approved. Together with Ms. Rodeheaver, the Legacy Directors represent eight out of the eleven current Board members. Out of the three non-Legacy Directors, one, Brian Boal, is the nephew of a Legacy Director, Robert Kurtz, whose main qualification for service on the Board, according to First United, is his disastrous stint as First United’s Chief Risk Officer, when First United decided to buy pooled trust preferred securities and out of market loan participations. The Legacy Directors have an average tenure of more than twenty-one years – far too long, in our view, given their legacy of bad decisions and bad judgement.

Now is Not the Time for Half Measures, Now is the Time for Meaningful Change

As Driver has extensively detailed in its proxy statement, the history of the Board since First United became a public company is one of cronyism, poor governance and dismal performance. Driver believes that the only way to cure the cronyism ailing the Board is to add strong-willed, independently-minded and experienced individuals who will act in the best interest of shareholders, not other directors. It is time to put an end to “go along to get along” and elect directors who will ask tough questions, diligently oversee management and demand accountability. We believe the Board has:

•	Dodged accountability and enabled management to do the same;
•	Indulged management’s revisionist accounting of current conditions and past failures; and
•	Demonstrated poor and lazy judgment at every turn.

Now is the time to make a critical decision to reject the status quo by voting to elect new and truly independent directors who will fight to protect your investment and the future of our bank.

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

Our nominees are:

Michael J. Driscoll, Ed.D

Driver believes Dr. Driscoll would bring a host of additive qualifications to the Board, including extensive banking sector expertise, capital markets experience and a unique regional perspective. He has a deep understanding of First United’s markets and the region’s overall economy due to his role at Mount St. Mary’s University in Maryland. His public policy acumen would also be of great benefit to First United given the current period of governmental intervention and involvement in light of the COVID-19 pandemic.

Dr. Driscoll’s relevant, demonstrated experience includes:

•	Serving as Dean of The Richard J. Bolte, Sr. School of Business at Mount St. Mary’s University, the site of frequent recruiting efforts by First United.
•	Previously, serving as Clinical Professor and Senior Executive in Residence at the Robert B. Willumstad School of Business at Adelphi University.
•	Spending nearly three decades operating across the capital markets while working on Wall Street.
•	Amassing a wealth of expertise in the areas of fiscal and monetary policy issues through his various role in business and academia.
•	Earning a Bachelor of Science from SUNY Maritime College, a Master of Business Administration from Adelphi University, and a Doctor of Education in higher education management from the University of Pennsylvania.

Ethan C. Elzen

Driver believes Mr. Elzen would add a number of sorely-needed qualifications to the Board, including additive banking sector expertise, e-commerce and online financial services knowledge, as well as corporate transaction and turnaround experience. His extensive banking sector experience would assist First United to move beyond the narrow scope of its current geographic footprint and business model to help unlock new opportunities for all stakeholders. He also would offer additive perspectives about operating an institution successfully during the COVID-19 pandemic given his experiences helping financial services organizations navigate the Global Financial Crisis more than a decade ago.

Mr. Elzen’s relevant, demonstrated experience includes:

•	Serving as both President of Colorado Federal Savings Bank and Silver Queen Financial Services, Inc.
•	Serving as Senior Advisor to Provident Funding Associates, L.P. and the Pica Family of Companies.
•	Previously holding the role of senior investment banker at UBS Investment Bank, where he was originating and executing transactions for financial institutions.
•	Acting as a key member of restructuring team at Ally Financial, where he focused on cost cutting and alternatives for Residential Capital LLC.
•	Starting his career at Bank of America, where he amassed extensive experience in investment banking, treasury and balance sheet management and merger integration.
•	Earning a Bachelor of Science in Business Administration from Appalachian State University.

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

Lisa Narrell-Mead

Driver believes Ms. Narrell-Mead would bring a number of qualifications to the Board that are currently lacking, including deep banking sector experience in the areas of strategic planning, risk management, regulatory compliance, law and talent management. Her comprehensive legal and sector experience would provide practical insight into how similarly situated financial institutions have enhanced efficiency and profitability while serving stakeholders. She would offer high-quality perspectives that can help the Board navigate and rebound from the COVID-19 crisis, particularly in light of her experience helping guide banks across the country effectively manage their people, resources and processes amidst previous crises.

Ms. Narrell-Mead’s relevant, demonstrated experience includes:

•	Serving as Chief Executive Officer of Workplace Advisors LLC, a provider of strategic advice and execution resources for regional and community banks.
•	Amassing extensive experience in talent management and human resources, including through senior executive roles at Cadence Bank, Regions Financial Corporation and AmSouth Bank.
•	Holding seats on the board of directors of INBank in Denver, Colorado; Argent Trust Company in Nashville, Tennessee; and Verdigris Holdings in Phoenix, Arizona.
•	Previously holding seats on the board of directors of River Road Financial Corporation in New Orleans, Louisiana.
•	Earning a Bachelor of Science from Birmingham Southern College and Juris Doctorate from Emory University School of Law.

This year, for the first time ever, you have a choice when electing directors. As the saying goes, a leopard never changes its spots, and it is unlikely that a Board that has done so little to increase shareholder value in the past will suddenly start to increase shareholder value in the future, particularly when its record during the last crisis was so bad.

Driver believes the choice is clear and ultimately comes down to this: a vote for the same directors who oversaw a destruction in shareholder value in the last recession, deprived you of a dividend for almost eight years and refused to contemplate selling when First United’s stock price was at decade highs, OR a vote for well-credentialed and integrity-rich individuals who are capable, independently-minded and qualified.

Vote on the WHITE Proxy Card for our slate of three independent directors who will bring much-needed sound judgement, accountability and a focus on shareholder value to the Board.

J. Abbott R. Cooper

Managing Member

Driver Management Company LLC

***

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

1 Proxy Peers are a peer group determined by First United for executive compensation purposes and constituent members are listed on page 35 of First United’s Proxy Statement filed April 16, 2020 available at https://www.sec.gov/Archives/edgar/data/763907/000110465920048280/tm2016149d1_defc14a.htm. Riverview Financial Corporation excluded from cumulative annual growth rate calculation since it was not in existence prior to 2013

2 See, Letter from Andrew D. Bulgin to U.S. Securities and Exchange Commission, dated December 2, 2005 (pathetically pleading that the Proposing Shareholders’ “assertion . . . that [First United] is a ‘small fish in a small pond’ is materially false and misleading”)

3 First United 2006 Proxy Statement (the “2006 Proxy Statement”) p. 15 available at https://www.sec.gov/Archives/edgar/data/763907/000114420406010793/v038157_def14a.htm

4 See First United 2010 Annual Meeting Presentation (the “2010 Annual Meeting Presentation”) p. 40 available at https://www.sec.gov/Archives/edgar/data/763907/000114420410026634/v184639_ex99-1.htm (then chairman and CEO Bill Grant noting “we did acquire a higher percentage of [pooled trust preferred securities than most community banks”)

5 In an arbitration claim brought against the securities dealer from whom Carissa Rodeheaver, as Chief Investment Officer, bought more than $75 million of trust preferred securities (and later recorded $30.89 in write-offs), the crux of First United’s allegations were that someone else should be responsible for First United’s losses since First United didn’t know what it was buying. Amended Statement of Claim, First United Corp. et al. v. FTN Securities Corp., et al. FINRA No. 12-02057 dated October 17, 2012 (the “PreTSLs Claim”); Respondents’ Answer to Amended Statement of Claim, Counter-Claim, and Third-Party Claim, First United Corp. et al. v. FTN Financial Securities Corp. et al. FINRA No. 12-02057 dated January 16, 2013 (the “PreTSLs Counterclaim”). The risks of significant investment in pooled trust preferred securities were well known to regulators. See OCC Bulletin 2002-19 “Unsafe and Unsound Investment Portfolio Practices: Supplemental Guidance,” May 22, 2002 available at https://www.occ.treas.gov/news-issuances/bulletins/2002/bulletin-2002-19.html noting:

A number of banks have acquired significant amounts of trust preferred securities and failed to recognize the associated interest rate, liquidity and credit risks arising from the terms of these securities. . . . It is unsafe and unsound to buy long term securities from corporate issuers without appropriate controls over credit, interest rate and liquidity risks. Credit risks associated with trust preferred securities are especially high, given their long maturities, but occasionally receive inadequate attention from bank management.

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

6 First United 2011 Annual Meeting Presentation (the “2011 Annual Meeting Presentation”) available at https://www.sec.gov/Archives/edgar/data/763907/000114420411028333/v222085_ex99-1.htm

Those loans, many of which are in the hospitality industry located outside of our market, represent approximately 16% of the [total commercial real estate] portfolio and have provided the most challenge to us as we have worked through troubled credits. In many cases, our investment constituted participation interests in loans made by other banks and our ability to communicate and work directly with the borrowers has been hindered by disengaged, non-bank servicers with different business objectives.

7 First United 2009 Annual Meeting Presentation (the “2009 Annual Meeting Presentation”) available at https://www.sec.gov/Archives/edgar/data/763907/000114420409026235/v149135_ex99-2.htm (noting that “In 2007 and into 2008, First United was dealing with a concentration of what we call A&D loans or ‘acquisition and development’ loans”)

8 See, First United 2007 Annual Meeting Presentation p. 25 available at https://www.sec.gov/Archives/edgar/data/763907/000114420407020283/v072376_ex99-1.htm (Mr. Grant noting “we will be paying particular attention to business owners withing our markets who are oriented to the communities in which they live and work”). Despite these sentiments, during 2007, First United began building up its position in pooled trust preferred securities, disclosing a “$45 million leverage strategy,” and “expanded [First United’s] commercial loan participations with other financial institutions.” First United Annual Report on Form 10-K for the year ended December 31, 2007 available at https://www.sec.gov/Archives/edgar/data/763907/000114420408014719/v106556_10k.htm

9 2011 Annual Meeting Presentation

Going back to 2006 and 2007, [First United] embarked on expansions into new growth markets through branch expansions into Morgantown and Martinsburg WV, and Frederick and Hagerstown, MD. The reason for expansion was to foster profitable growth in these growing markets. Growth within the traditional markets where [First United] had been became slow and stagnant. The efforts in the new areas would provide growth opportunities. There would, however, be a “ramp-up” period where we would have the expenses associated with the new branches, but the offsetting growth would take a while.

In an effort to temporarily offset this lag in earnings, effort would be made to grow [First United’s] earning assets through the acquisition of institutional quality securities called trust preferreds, and participation interests in select loans made by other banks.

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

10 First United 2008 Annual Meeting Presentation p. 5 available at https://www.sec.gov/Archives/edgar/data/763907/000114420408026750/v112922_ex99-1.htm

11 See, 2009 Annual Meeting Presentation Ms. Rodeheaver noting “Due to the distressed financial industry and our exposure to this industry in the collateralized debt obligation portfolio, the Bank recorded non-cash charges of approximately $3 million in 2008, $27 million in 2009 and $8 million in 2010 as a result of other-than-temporary impairment analysis performed on our investment portfolio throughout each year”)

12 See, 2010 Annual Meeting Presentation p. 39 (Mr. Grant blaming losses relating to First United’s pooled trust preferred securities the on the fact that “In early 2009, the rating agencies abruptly dropped the investment ratings on these securities by several classes. This caused the market to essentially collapse in a very short time.”

13 First United 2008 Annual Letter to Shareholders available at https://www.sec.gov/Archives/edgar/data/763907/000114420409016687/v143211_ex99-1.htm

A third area of loss has to do with the ill conceived notion of mark-to-market accounting. This idea is to require institutions to adjust the value of securities to what the market value may be at a given point in time. While this appears to be good on paper, and in the interest of transparency, it is truly distortive of earnings, and unnecessarily burns capital. As you know from your readings, [First United] has investments in securities known as trust preferreds. With the economic downturn, the liquidity in the market for these securities dried up. While the securities continue to perform at, or very near their earlier projections, the illiquidity of the market has forced us to take unrealistically large losses, under the doctrine that they are “other than temporary impaired”.

Mark to market accounting rules notwithstanding, by April 2011, banks and thrifts that had issued trust preferred securities into pools were failing at a rate close to twice that of all banks and thrifts. Federal Reserve Bank of Philadelphia Working Paper No 11-22, The Trust Preferred CDO Market: From Start to (Expected) Finish, Table 7 available at https://www.philadelphiafed.org/-/media/research-and-data/publications/working-papers/2011/wp11-22.pdf (comparing 9.7% failure rate for banks and thrifts in TruPS CDOs to 4.7% failure rate for total FDIC-insured banks and thrifts)

14 The riskiness of pooled trust preferred securities is demonstrated by the fact that by the end of 2011, the combined default and deferral rate for banks that had issued trust preferred securities into pools was 32.13%. “Fitch: U.S. bank TruPS CDOs defaults and deferral trends continue,” December 22, 2011 available at https://www.reuters.com/article/idINWLA066720111222. Indeed, with respect to the pooled trust preferred securities that First United still (amazingly) owns, the range of non-performing issuers for the various pools is 9% to 28%. First United Annual Report on Form 10-K for the year ended December 31. 2019 (the “2019 10-K”)p. 44 available at https://www.sec.gov/Archives/edgar/data/763907/000156276220000119/func-20191231x10k.htm

15 Like an unidentified “well-known international oil company” for “reneging on contractual obligations” for a 90% loss on a participation loan for the construction of an out of market ethanol plant. First United 2012 Annual Meeting Presentation available at https://www.sec.gov/Archives/edgar/data/763907/000114420412027367/v312413_ex99-1.htm

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

16 Source: S&P Global Market Intelligence

17 First United Annual Report on Form 10-K for the year ended December 31, 2010 p. 23 available at https://www.sec.gov/Archives/edgar/data/763907/000121390011001190/f10k2010_firstunited.htm

18 See Federal Reserve Bank of Dallas, “The So-Called Texas Ratio,” Financial Insights, November 28, 2012 (the “So-Called Texas Ratio”) available at https://www.dallasfed.org/~/media/documents/outreach/fi/2012/fi1203.pdf

19 Source: S&P Global Market Intelligence

20 The So-Called Texas Ratio (noting that when a bank’s Texas Ratio “exceeds 100 percent, a bank’s capital cushion is no longer adequate to absorb potential losses from troubled assets. In other words, the bank is at greater risk of going bust.”)

21 First United Current Report on Form 8-K dated December 30, 2009 available at https://www.sec.gov/Archives/edgar/data/763907/000121390009003805/f8k123009_firstunited.htm

22 See, “Trust Preferred Securities and the Capital Strength of Banking Organizations, FDIC Supervisory Insights, Winter 2010 available at https://www.fdic.gov/regulations/examinations/supervisory/insights/siwin10/trust.html#f7

23 See, First United 2013 Annual Meeting of Shareholders Presentation, May 9, 2013 p. 37 available at https://www.sec.gov/Archives/edgar/data/763907/000114420413027215/v344318_ex99-2.htm

As the financial crisis unfolded, many turned to the capital markets for significant capital injections. In several cases, these injections came from private equity funds, hedge funds and investment bankers. Sometimes the interest of these investors is not in alignment with community banking. . . . Despite the temptation to do this, and despite guidance from some “experts” to do this, we resisted.

Driver views these statements as reflecting a pernicious self-delusion that Driver believes permeates the Board: clearly, the strategy of excessive amounts of pooled trust preferred securities and out of market loan participations is not particularly aligned with “community banking.”

24 First United Current Report on Form 8-K dated December 15, 2010 available at https://www.sec.gov/Archives/edgar/data/763907/000121390010005311/f8k121510_firstunited.htm

25 First United Current Report on Form 8-K dated February 26, 2014 available at https://www.sec.gov/Archives/edgar/data/763907/000114420414011604/v369797_8k.htm

26 See First United 2015 Annual Meeting Presentation p. 9 available at https://www.sec.gov/Archives/edgar/data/763907/000114420415030354/v410527_ex99-1.htm (Ms. Rodeheaver noting First United’s “ability to pay cash dividends on the common stock will be dependent on the key initiatives of repaying the higher cost debt and equity and strengthening our core earnings”); First United 2016 Annual Meeting Presentation p. 9 available at https://www.sec.gov/Archives/edgar/data/763907/000114420417028285/v467291_ex99-1.htm (Ms. Rodeheaver noting that “changing the mix in [First United’s] capital structure from the higher cost trust preferred and preferred stock to common equity has brought [First United] one step closer to resuming payment of [First United’s] dividend”)

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

27 First United Current Report on Form 8-k dated January 28, 2009 available at https://www.sec.gov/Archives/edgar/data/763907/000114420409004702/v138466_8k.htm

28 See, 2009 Annual Meeting Presentation, p. 46 (asserting “CPP is not a bailout). Perhaps one of the most striking aspects of First United’s participation in TARP is how frequently (and obviously) First United mischaracterized fundamental aspects of the program, including when it might be paid pack. See, First United 2011 Annual Meeting Presentation available at https://www.sec.gov/Archives/edgar/data/763907/000114420411028333/v222085_ex99-1.htm (Mr. Grant claiming “we do, with the consent of our regulators have the right to repay [the TARP Preferred] at any time”). Based on Mr. Grant’s breezy assessment of First United’s ability to repay the TARP Preferred, perhaps First United was just not inclined to fully repay the TARP Preferred until 2017.

29 See, Written Testimony by Acting Assistant Secretary Timothy G. Massad Before the Senate Committee on Banking, Housing and Urban Affairs, March 17, 2011 available at https://www.treasury.gov/press-center/press-releases/Pages/tg1108.aspx (noting “while it may ultimately take longer for Treasury to recoup its investment in these small banks, the fact remains that without TARP, many more of these institutions, and the communities they serve, would have been in jeopardy”)

30 See, First United Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”) p. 23 available at https://www.sec.gov/Archives/edgar/data/763907/000121390011001190/f10k2010_firstunited.htm (claiming that First United “elected, at the request of the [FRB] and to preserve capital resources, to defer dividends” on the TARP Preferred)

31 2010 10-K

[First United] is a party to an informal agreement with the Federal Reserve Bank of Richmond (the “FRBR”) pursuant to which [First United] agreed not to pay dividends on outstanding shares of its common or preferred stock, make interest payments under the junior subordinated debentures underlying the trust preferred securities issued by the Trusts (the “TPS Debentures”), or take any other action that reduces regulatory capital without the prior approval of the FRBR. [First United] is a party to a similar agreement with the FDIC and the Maryland Commissioner. These agreements give our regulators the ability to prohibit a proposed dividend payment, or any other distribution with respect to outstanding securities, including the repurchase of stock, at a time or times when applicable banking and corporate laws would otherwise permit such a dividend or distribution.

32 First United Annual Report on Form 10-K for the year ended December 31, 2012 p. 22 available at https://www.sec.gov/Archives/edgar/data/763907/000114420413015491/v338228_10k.htm

33 First United Current Report on Form 8-K dated April 23, 2014 available at https://www.sec.gov/Archives/edgar/data/763907/000114420414024597/v375803_8-k.htm

34 https://www.treasury.gov/press-center/press-releases/Pages/jl9707.aspx

35 See, 2009 Annual Meeting Presentation p. 10 (stating that regarding commercial land development, “this sector representing 18% of our commercial real estate loans and has been the hardest hit during this recession”)

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

36 See, First United 2009 Annual Meeting Presentation (Mr. Grant noting that non-performing assets to total assets “is a test as to the loan quality within [First United]”)

37 See, First United 2016 Annual Meeting Presentation p. 2 available at https://www.sec.gov/Archives/edgar/data/763907/000114420417028285/v467291_ex99-1.htm (Ms. Rodeheaver explaining “we took the promise of enriching the lives of our customers to new heights as we introduced a new look and feel for [First United]”)

38 “Banks Shutter 1,700 Branches in Fastest Decline on Record,” Wall Street Journal, February 5, 2018 available at https://www.wsj.com/articles/banks-double-down-on-branch-cutbacks-1517826601

39 https://www.sec.gov/Archives/edgar/data/763907/000147793219005271/dmc_ex993.htm

40 See, First United Current Report on Form 8-K dated September 5, 2019 (claiming “First United maintains an open dialog with its shareholders and welcomes their constructive input toward the shared goal of enhancing value”)

41 See, First United Current Report on Form 8-K dated November 20, 2019 available at https://www.sec.gov/Archives/edgar/data/763907/000110465919067051/tm1923845d1_8k.htm on November 20, 2019, the Board of Directors authorized the Trust Department of First United Bank & Trust (the “Trust Department”) to use up to 10% of the assets in the First United Corporation noncontributory defined benefit pension plan (the “Pension Plan”) to purchase up to 150,000 shares of Common Stock to be held as an investment in the Pension Plan.

As disclosed in the 2019 10-K, “the Pension Plan did not hold any shares of First United Corporation common stock at December 31, 2019 or 2018.” However, what the Pension Plan did have was a current unfunded balance of $166 thousand.

42 First United Press Release dated February 11, 2020 available at https://www.sec.gov/Archives/edgar/data/763907/000110465920016122/tm207517d1_ex99-1.htm

ATTENTION SHAREHOLDERS: SIGN UP FOR UPDATES AT WWW.RENOVATEMYBANK.COM

Item 3: Also on April 20, 2020, Driver issued the following letter to shareholders of the Company:

Attention First United Shareholders

Important Information—Please Read

April 20, 2020

Dear Fellow Shareholders,

If you have received First United’s Proxy Statement, you have probably seen a lot of references to an investigation (the “Investigation”) by the Maryland Commissioner regarding Driver. We think that First United is grossly mischaracterizing the existence, focus, and potential impact of the Commissioner’s activity, in an effort to distract shareholders from the important issues regarding First United and its future that are at stake in this election. We recognize that you may have questions about the Investigation, and we have set out what we think are the most relevant questions below, along with our answers to those questions.

Please Read Questions and Answers Carefully

What is this Investigation that I have been hearing about?	The Office of the Commissioner of Financial Regulation (the “Maryland Commissioner”) within the Maryland Department of Labor, Licensing, and Regulation (the “Department of Labor”) is conducting an investigation into whether Driver should have provided advance notice of certain purchases of First United common stock. The Maryland Commissioner is not conducting an investigation “of” Driver or “into” Driver, or otherwise alleging any wrongdoing or malfeasance by Driver.
Does the Investigation affect my ability to vote my shares?	No, the Investigation does not affect your ability to vote your shares and Driver believes that your vote is now more important than ever. Even First United recognizes in its definitive proxy statement that absent an adverse determination prior to the Annual Meeting, the existence of the Investigation has no effect on Driver’s nominations.
Will Driver be able to vote its shares?

Yes. Unless and until an adjudication that Driver violated any law—which Driver does not anticipate—Driver is entitled to vote its shares to elect directors, as any other shareholder.

Driver does not believe there is any merit to the Investigation in fact or law, and does not believe there is any likelihood that Driver will be prohibited from voting its shares.

Driver is prepared and willing to protect its shareholder rights in court if necessary.

Is Driver able to nominate candidates for election to director?

Yes. Driver, like anyone else who holds shares of common stock, is entitled to nominate candidates for election to director.

In its definitive proxy statement, First United recognizes that Driver’s nominations are valid notwithstanding the pendency of the Investigation. While First United speculates in its proxy statement that an adverse finding by the Maryland Commissioner might impact those nominations if made before the Annual Meeting, Driver believes First United’s view is wrong both as to the potential impact of the Commissioner’s investigation and the meaning of First United’s bylaws. We believe these statements are intended primarily to dissuade shareholders from voting for Driver’s Nominees.

Driver is prepared and willing to defend its right to nominate candidates for election to director, in court if necessary.

Should the existence of the Investigation impact my voting decision?

That is up to you, but Driver understands that First United has spoken with the Maryland Commissioner specifically about the Investigation, and suspects that the Investigation was opened in response to a request by First United as part of a larger campaign by First United’s Board to further entrench themselves—a campaign that, if successful, Driver believes will have a negative impact on shareholder value.

To be clear, the Investigation relates solely to a narrow legal question of whether the advance notice provisions of a seldom-used Maryland statute regulating purchases of controlling interests in Maryland banks (and bank holding companies) should apply to some portion of Driver’s purchases of a minority interest in First United shares. We regard it as a distraction that should have no bearing on any shareholder’s voting decision, notwithstanding the grossly misleading characterizations made by First United’s existing management.

For more information, please see “Supplemental Questions and Answers about the Investigation” below and go to https://www.renovatemybank.com/news-resources/ where Driver has posted important information about the Investigation. You can also contact driver at info@drivermgmtco.com or our proxy solicitor, Saratoga Proxy Consulting, by calling John Ferguson or Joe Mills at 212-257-1311 or emailing them at jferguston@saratogaproxy.com and jmills@saratogaproxy.com

J. Abbott R. Cooper
Managing Member
Driver Management Company LLC

***

Supplemental Questions and Answers

What is the investigation?	As noted above, the Maryland Commissioner has opened an investigation in response to notice by an unnamed party that purchases of First United common stock by Driver[i] totaled more than 5% of FUNC’s outstanding stock.
Who is the Maryland Commissioner and what are they investigating?	The Maryland Commissioner is the primary state regulator of First United’s subsidiary First United Bank & Trust (the “Bank”). Maryland has a state law, codified at § 3-314 of the Financial Institutions Article (“Section 3-314”),ii dealing with the acquisition of a controlling interest in a Maryland bank or bank holding company. The controlling interest is described by the statute as a “Stock Acquisition.” Driver has been aware of Section 3-314 since before its earliest purchase of First United common stock, and has never believed it to apply to these circumstances.
What is a Stock Acquisition?

The relevant provision of Section 3-314, defines a Stock Acquisition as:

An acquisition of the outstanding voting stock of a commercial bank or bank holding company in this State, if the acquisition will affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company.

Since its adoption in 1979, the statute has always been concerned only with purchases resulting in a change in control, which is not present here. There is no reported decision of the Maryland Commissioner ever finding an investor to have made a Stock Acquisition in these circumstances.

Why is the Maryland Commissioner involved?

Driver does not know what led the Maryland Commissioner to open an investigation under Section 3-314, but Driver recognizes that:

•      First, the language of Section 3-314 extends the scope of the statute to include bank holding companies in Maryland; and

•      Second, the number of Maryland chartered banks has been shrinking due to consolidation, and the Maryland Commissioner may have an interest in protecting Maryland state-chartered banks, even from their (indirect) shareholders.

Does Driver own stock in the Bank?	No. Driver, like all other public stockholders, owns shares of First United, a bank holding company registered with and regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”); the Bank is a subsidiary, and the primary asset, of First United.
Is the Federal Reserve investigating Driver?	No, the Federal Reserve is not investigating Driver.
What does it mean to “affect the power to direct or cause the direction of the management or policy” of a bank holding company?	Driver believes this language was intended to refer to control over a bank holding company, in part because pursuant to the Bank Holding Company Act, a person has control over a bank if that person “directly or indirectly exercises a controlling definition influence over the management or policies” of a bank holding company. The Maryland Department of Labor has described the statute as applying to a “purchaser of control” over a bank holding company, and the Maryland legislature stated that its purpose was to regulate transactions “which will result in a change in the control of a banking institution or bank holding company.”
Does Driver control First United?	As a legal matter, based on a recent rule issued by the Federal Reserve on the very subject of control of bank holding companies, Driver does not control First United.
Driver wanted First United to sell—does that have anything to do with control?	As First United seems to have quite easily ignored Driver’s (and other shareholders’) requests that First United explore a sale, Driver believes it is obvious that Driver neither controls First United nor has any “power to direct or cause the direction of management or policies” of First United.
What about directors? If Driver’s nominees are elected to the First United Board, will Driver control First United?	If all Driver’s nominees are elected, Driver will demonstrate to the Federal Reserve that none of Driver’s nominees are representing only the interests of Driver (and that they will be representing the interests of all shareholders) on the First United Board and, if the Federal Reserve does not agree, then Driver may sell some of its shares so that it owns less than 5% of the outstanding shares of First United common stock; in either case, Driver will not been deemed to control First United.
So, if Driver doesn’t control First United, why is the Maryland Commissioner investigating Driver?	Under Section 3-314, “if there is any doubt as to whether the stock acquisition will affect the power to direct or cause the direction” if a bank holding company, a person is supposed to get prior approval from the Maryland Commissioner before making a Stock Acquisition.

Why didn’t Driver just go get prior approval from the Maryland Commissioner before buying any shares of First United?	Driver did not have any doubt that buying shares would not “affect the power to direct or cause the direction” of First United and, quite frankly, is surprised that the Maryland Commissioner would consider that simply buying a small minority interest (even an approximately 5% interest) in a publicly traded bank holding company through the purchase of shares in the open market could possibly rise to the level of a change in control that might trigger the statute.
Driver seems pretty sure about that—it is it really so cut and dried?

Driver believes it is very cut and dried based on the following analysis:

•      Driver owns 5.07% of the outstanding shares of First United common stock and currently has no other relationship (such as having nominated a First United Board member or doing a material amount of business with First United);

•      Driver has the same limited rights as any other shareholder, which primarily consist of the right to vote to elect directors; and

•      Based on Driver’s extensive review of guidance and a proposed and now final rulemaking by the Federal Reserve, Driver would not be deemed to control First United.

Why did Driver look at what the Federal Reserve had to say if this is a Maryland law? Why didn’t Driver just look at what the Maryland Commissioner has said about the subject?	The Maryland Commissioner has never offered any guidance on how the vague language of Section 3-314 should be interpreted, and to Driver’s knowledge, Section 3-314 has only ever been cited by a court in one decision twenty years ago.iii Driver relied upon what the Federal Reserve has said on the subject because (i) the Federal Reserve has frequently addressed the issue of what constitutes control of a bank holding company, (ii) the Federal Reserve has previously issued extensive guidance on the subject and, in fact, had recently proposed a comprehensive modification to the control rule, and (iii) First United is a bank holding company organized pursuant to the Bank Holding Company Act and subject to regulation by the Federal Reserve as its primary federal regulator.
Has the Maryland Commissioner ever investigated a person for violating Section 3-314 before?	Other than with respect to the one court reference from more than twenty years ago, Driver is unaware of anyone who has been investigated by the Maryland Commissioner for compliance with Section 3-314. Driver has specifically requested, including through a formal Public Information Act request (Maryland’s counterpart to FOIA), that the Maryland Commissioner provide Driver with examples of any instances where the Maryland Commissioner has investigated a person for violating Section 3-314. To date, the Maryland Commissioner has not responded.

Has the Maryland Commissioner provided Driver with any examples of investigations of persons for violating Section 3-314?	No, the Maryland Commissioner has not provided Driver with any examples of other investigations. Several publicly traded bank holding companies in Maryland have shareholders with larger (in some cases, substantially larger) ownership interests than Driver has in First United.
Aren’t there a number of other publicly traded bank holding companies in Maryland who have shareholders with larger ownership interests than Driver? If the Maryland Commissioner is investigating Driver, should they also have investigated those other larger shareholders?	Yes, several publicly traded bank holding companies in Maryland have shareholders with larger (in some cases, substantially larger) ownership interests than Driver has in First United and that is a good question.
When did this investigation start?	Driver was first notified of the investigation by the Maryland Commissioner on January 21, 2020.
When did Driver buy its shares in First United?	Driver began buying shares of First United in early 2019 and had purchased 360,637 shares by the end of August 2019.
Was Driver trying to hide the fact that it owned shares of First United?	No, not only did Driver first publicly call for a sale of First United in March 2019 (and publicly disclose then that it owned shares of First United), but Driver began filing ownership reports on Schedule 13D on September 5, 2019—in fact from that date until the date that Driver was notified by the Maryland Commissioner that it was under investigation for potentially making a Stock Acquisition, Driver filed thirteen ownership reports with the SEC, as well as a plethora of proxy soliciting materials and frequently spoke to various media outlets regarding its position in, and views on, First United.
If it was so well known that Driver owned more than 5% of the outstanding shares of First United, why did the Maryland Commissioner wait so long to start investigating Driver?	Driver doesn’t know, but believes that the Maryland Commissioner began its investigation in response to a request from First United.
Why would First United want the Maryland Commissioner to investigate Driver	We have been highly critical (with, in our view, abundant good reason) of First United’s Board and management team, and we have pushed First United to explore a sale, which could put the interests of the Board and management team (interests that are not shared with shareholders generally) at risk. We are also currently trying to replace three of the current Board members, so First United probably sees us as a significant threat to the status quo.

Is the Maryland Commissioner supposed to protect boards and management teams from their shareholders?	Driver does not believe that the role of the Maryland Commissioner is to protect boards and management teams from their shareholders and suspects that the Maryland Commissioner may have started its investigation based on an extremely biased and likely materially inaccurate summary of the situation provided by First United.
What is Section 3-314 intended to do?	Section 3-314 is intended to help ensure the safety and soundness of Maryland banks and prevent anticompetitive activity: in fact the Maryland Commissioner may only deny approval for a Stock Acquisition that it “determines to be anticompetitive or to threaten the safety and soundness of a banking institution.”
Is Driver’s ownership of First United shares anticompetitive or threaten the safety or soundness of First United?	Driver’s ownership of First United shares has no impact on competition or First United’s safety and soundness—indeed, Driver believes that the primary threat to First United’s safety and soundness comes from the continued control of First United by a CEO and certain First United Board members who implemented and endorsed a series of disastrous strategies prior to and during the Financial Crisis that resulted in tens of millions of dollars of destroyed shareholder value as well as regulatory action.
What happens if the Maryland Commissioner finds that Driver improperly failed to seek its prior approval for a Stock Acquisition?	Under the terms of Section 3-314, if Driver is found to have violated the advance notice provisions for a Stock Acquisition, as that term is defined in the statute, then Driver’s voting rights as to those shares could be suspended for five years. The first step in obtaining such a judgment would be a finding by the Maryland Commissioner upon the conclusion of its investigation, supported by evidence obtained through the investigation, that Driver had an obligation to seek its prior approval for some portion of the shares purchased.
Five years seems a little extreme doesn’t it?	Yes and the only court that, as far as Driver knows, has ever considered Section 3-314 felt that way too.iv
Is Driver regulated by the Maryland Commissioner? How would the Maryland Commissioner prevent Driver from voting its shares?	Driver is not regulated by the Maryland Commissioner and it is unclear (at best) how the Maryland Commissioner would or could limit Driver’s fundamental shareholder right to vote—what is clear, however, is that Driver would defend its fundamental rights as a shareholder in a court of competent jurisdiction.

What is happening with the investigation now?	While Driver has informed the Maryland Commissioner that it does not believe the investigation is warranted by the facts or applicable law and made a detailed and well researched submission[v] to the Maryland Commissioner in support, Driver is currently cooperating with the Maryland Commissioner’s investigation in order to quickly resolve what Driver regards as an unfortunate distraction from the more important task of bringing needed change to First United’s Board.
Does the investigation affect Driver’s ability to nominate candidates for director?

No—while Driver is aware that First United has expressed a contrary view (conditioned on the Maryland Commissioner making an adverse finding before the Annual Meeting), Driver believes that view is based on an intentionally tortured reading of this provision from First United’s Bylaws:

Nomination for election of members of the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of Directors.vi

Driver believes that as a holder of shares of common stock (which is the only class of First United’s capital stock entitled to vote for the election of directors), the investigation and its outcome have no bearing on Driver’s right to nominate candidates for election to director and is prepared and willing to defend that right in court.

###

i Driver refers to both Driver Opportunity Partners I LP and Driver Management Company LLC, its general partner

ii Section 3-314 is reproduced in its entirety below:

Section 3-314. Approval of Commissioner of certain stock transactions

(a)

(1) In this section the following words have the meanings indicated.

(2) "Bank holding company" has the meaning stated in the Federal Bank Holding Company Act of 1956.

(3) "Stock acquisition" means:

(i) An acquisition of the outstanding voting stock of a commercial bank or bank holding company in this State, if the acquisition will affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company; or

(ii) An acquisition of any voting stock of a commercial bank, if the acquisition will give any one person control of 25 percent or more of the voting stock of the commercial bank.

(b) Except as provided in this section, a person may not make a stock acquisition.

(c)

(1) A person who intends to make a stock acquisition shall apply to the Commissioner for approval, at least 60 days before the acquisition becomes effective.

(2) The application shall include:

(i) A description of the proposed stock acquisition; and

(ii) All other information that is available to inform the Commissioner of the effect of the acquisition on the power to direct or to cause direction of the management or policy of a banking institution or bank holding company.

(3) If there is any doubt as to whether the stock acquisition will affect the power to direct or cause direction of the management or policy of a commercial bank or bank holding company, the doubt shall be resolved in favor of reporting to the Commissioner.

(d) The Commissioner may deny approval for a stock acquisition that the Commissioner determines to be anticompetitive or to threaten the safety or soundness of a banking institution.

(e) Voting stock that is acquired in violation of this section may not be voted for 5 years.

(f) The provisions of this section do not apply to an acquisition for which an application is required under § 5-904 of this article.

iii The only court decision Driver is aware of that even references Section 3-314—an unreported decision from more than 20 years ago by the U.S. District Court for the District of Maryland—noted that the statute had not been the subject of any reported decision and did not articulate any test for how sub-section (a)(3)(i) should be interpreted. See Mason-Dixon Bancshares, Inc. v. Anthony Investments, Inc., No. Civ. A. CCB–96–3836, 1997 WL 33482710 (D. Md. Mar. 3, 1997).

iv Mason-Dixon Bancshares at 9.

v Available at https://renovatemybank.com/wp-content/uploads/2020/04/126611__112498121v8_Driver-response-to-DLLR.pdf

vi https://www.sec.gov/Archives/edgar/data/763907/000114420408014719/v106556_ex3-2i.htm

Item 4: Also on April 20, 2020, Driver posted the following materials to www.RenovateMyBank.com:

RENOVATE MY BANK

OUR NOMINEES NEWS & RESOURCES

NEWS & RESOURCES

Important Materials

Letter to First United Shareholders APRIL 20, 2020

Important Resource for Shareholders: Q&A APRIL 20, 2020

Press Release: Driver Management Sets the Record Straight Following First United's Attempts to Mislead Shareholders Ahead of 2020 Annual Meeting APRIL 3, 2020

Letter to First United Shareholders MARCH 31, 2020

Driver Management's Submission Letter to Commissioner Salazar FEBRUARY 28, 2020

What's Wrong With This Picture? Part 5: Get To Know Your Directors: Robert Kurtz and Brian Boal FEBRUARY 11, 2020

Letter to Senior Vice President, Secretary and CFO FEBRUARY 10, 2020

What's Wrong With This Picture? Part 4: About that Dividend... FEBRUARY 7, 2020

Item 5: Also on April 20, 2020, Driver sent the following email to subscribers of www.RenovateMyBank.com:

From: Driver Management Company LLC info@drivermgmtco.com
Sent: Monday, April 20, 2020
Subject: Judgement, Accountability and Alignment Matter

Our nominees will add sound judgement and necessary oversight to your Board.

Fellow First United Shareholder,

Today, we sent a detailed letter explaining why during uncertain times, a Board's judgement, accountability and alignment with shareholders matter.

We believe shareholders have a risk-free vote at the 2020 Annual Meeting: our three strong-pedigreed nominees are independent from First United’s deep-rooted and shockingly interconnected Board – a Board that has put shareholders at risk while failing to deliver sustainable long-term value.

Driver believes that the facts speak for themselves: First United shareholders have suffered for far too long and the last thing they should want is a repeat of history.

That is why we are asking that you vote on the WHITE Proxy Card to elect a slate of individuals who will challenge the existing status quo and champion your interests as fellow shareholders to improve the Board and our bank.

Sincerely,
Abbott Cooper

Managing Member
Driver Management Company LLC

Read the Letter

This email was sent to
why did I get this?    unsubscribe from this list    update subscription preferences
Driver Management Company LLC · 250 Park Ave Fl 7 · New York, NY 10177-0799 · USA